Exhibit 99.1

NEWS RELEASE

For further information:

Dan Conway

Public Relations

858-663-4689

dan.conway@teradata.com

For Release on April 6, 2011

Teradata Completes Acquisition of Aster Data

Bringing together two leaders to deliver powerful insights for organizations

SAN DIEGO, California - Teradata (NYSE:TDC) has completed its acquisition of Aster Data Systems, Inc., a leader in big data analytics. The acquisition will expand Teradata’s portfolio and bring businesses greater depth of analytic insight and faster time to value as they unlock the full potential of their big data.

Please follow this link to view the full social media version of this news release on Teradata.com
http://www.teradata.com/t/News-Releases/2011/Teradata-Completes-Acquisition-of-Aster-Data/

“With the powerful combination of Teradata and Aster Data, customers will be able to quickly solve complex business problems by leveraging relational and new data sources and types to improve growth and drive profitability,” said Mike Koehler, president and chief executive officer, Teradata Corporation. “We will be able to drive analytical insight that no other single vendor can deliver.”

“Teradata is the first company to help its customers harness the power of emerging big data and provide breakthrough performance and scalability by combining our leading business analytics and data warehousing solutions with Aster Data’s innovative big data solutions,” said Scott Gnau, chief development officer, Teradata Corporation.

“We believe this is a significant acquisition for Teradata that will provide long-term technology benefits, particularly for dealing with large and complex data sets. Specifically, Aster Data brings expertise in combining SQL and MapReduce-based analysis,” said Matt Aslett, senior analyst, The 451 Group. “The addition of Aster Data strengthens Teradata’s hand in the increasingly important data warehousing market.”

Teradata is the long-recognized leader in solving large-scale big data problems within the integrated data warehouse. The new opportunity is to leverage, not discard, the emerging big data. The explosion of this data is being generated by social media, web interactions, e-commerce, sensors, machines and intelligent mobile devices. The acquisition of Aster Data enables customers to easily address and solve both halves of the big data problem by applying Teradata’s core competency and big data leadership to address both traditional and emerging big data challenges. This is made possible by leveraging the power of Aster Data’s patent-pending structured query language, SQL-MapReduce™ technology, which is a framework for integrating analytic applications written in a variety of programming languages. This unique and tight integration of SQL and MapReduce provides unparalleled ease of use and extends the power of MapReduce to business users with the common language of SQL.

“The Aster Data solution allows organizations to differentiate their business so that they can compete and win in today’s market by utilizing innovative data-driven analytic applications against big data types,” said Mayank Bawa, chief customer officer and co-founder, Aster Data. “By joining forces with Teradata, our customers will have new analytic capabilities enabling them to now solve problems in a way that is simply unmatched in the market.”

Teradata will offer the Aster Data solution as a stand-alone software solution, as well as a component of the Teradata Integrated Analytics portfolio, to store and process data. It will include pre-packaged analytics functions and tools for rapid analytics development. Aster Data’s unique capabilities supports Teradata’s heritage of scalability, manageability, and performance.

“With Teradata, we will enable a new set of solutions that will allow customers to harness the large volumes of non-relational data,” said Tasso Argyros, chief technology officer and co-founder, Aster Data. “The data analytic possibilities that are now available to our customers are nothing short of limitless; as part of Teradata, we will continue to be bold and innovative.”

Customers will be able to rapidly uncover new and changing patterns in their data.

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Digital marketing optimization – The Aster Data solution enables cross-marketing media analysis of user behavior, intent and actions across search, ad media, and web properties to create a comprehensive view of user behavior across channels. This enables optimized ad targeting, cross-channel attribution, deep personalization, influencer marketing, and related applications. This analysis provides business intelligence to drive highly personalized offers, better loyalty programs, and higher view-to-buy ratios, which generate more sales than generic offers. Done properly, a small marketing expense can result in viral adoption of products and services.

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Fraud detection and prevention – The number of cyber attacks is accelerating at unprecedented rates and many systems and processes are unable to respond. The number of cyber attacks is accelerating at unprecedented rates and many systems and processes are unable to respond. The Aster Data solution enables analyses of big data transactions, interactions, and systems. These capabilities make it possible to detect, block, and prevent malicious users, networks, and programs engaged in fraud.

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Social network and relationship analysis – The Aster Data solution enables organizations to uncover deep social relationships and interactions hidden in purchasing behavior, online activity, and social networks. These insights can be used for behavioral analysis, influencer marketing, “virality” analysis, crowd sourcing, and similar applications to drive sales growth.

Relevant resources:

James Kobielus, Forrester Research, Inc. Blog - Teradata Acquiring Aster Data, Driving MapReduce Deeply Into Its Strategy http://blogs.forrester.com/james_kobielus/11-03-03-teradata_acquiring_aster_data_driving_mapreduce_deeply_into_its_strategy

Teradata Magazine - Big Data: It’s going mainstream, and it’s your next opportunity http://www.teradatamagazine.com/v11n01/Features/Big-Data/

Teradata News Release - Teradata Integrated Analytics Portfolio Transforms Teradata Warehouses Into Analytic Services Environments http://www.teradata.com/t/News-Releases/2010/Teradata-Integrated-Analytics-Portfolio-Transforms-Teradata-Warehouses-Into-Analytic-Services-Environments/

GigaOm - Interview with Stephen Brobst, chief technology officer, Teradata Corporation http://gigaom.com/cloud/sensor-networks-top-social-networks-for-big-data-2/

About Teradata

Teradata is the world’s leader in data warehousing and integrated marketing management through its database software, data warehouse appliances, and enterprise analytics. For more information, visit teradata.com.

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